EXHIBIT 99.1

Puradyn Reports 2011 Year End Financial Results

Boynton Beach, FL - [April 5, 2012] - Puradyn Filter Technologies Incorporated (OTCBB: PFTI) today announced financial results for the year ended December 31, 2011.

Net sales decreased 13.7% in 2011 compared to 2010, or net sales of $2.68 million in 2011 compared to net sales of $3.11 million in 2010.  The decrease was attributable primarily to one customer’s decline in purchases of the Puradyn product in 2011 due to the completion of outfitting their existing fleet.

International sales increased 20.2% in 2011 compared to 2010, and domestic sales decreased approximately 20.7% in 2011 compared to 2010.  Net loss in 2011 was approximately $1.61 million or ($0.04) per share, basic and diluted, as compared to a net loss of approximately $1.57 million or ($0.04) per share, basic and diluted in the previous year.

Loss from operations increased by approximately $62,000 for 2011 from 2010, or from approximately $1.38 million in 2010 to $1.44 million in 2011.  Cost of products sold, as a percentage of sales, remained relatively constant at approximately 77% for 2011 and 76% for 2010.

Kevin G. Kroger, President and COO, stated, “2011 sales were not as strong as 2010, as 2010 brought accelerated integration of our system into customer operations that had postponed purchasing in 2008-2009. However, certain customers have made comments to us to expand their purchases of our oil filtration systems in their operations in 2012.  We are encouraged by the fact that as new, potential customers become more sensitive to the increasing price of oil, they begin to search for cost savings solutions within their fleet maintenance programs.  Since the puraDYN® system allows fleet equipment to operate on constantly clean oil to safely extend oil change intervals, new  prospects understand that safe extension of oil change intervals can produce significant cost saving to their operations.  Also, our technology permits companies to reduce their carbon footprint.

“In 2011 Puradyn achieved a number of milestones which could have a profound positive impact on our future, including 1) becoming a supplier of engine bypass oil filtration systems for John Deere Construction and Forestry Division; 2) strengthening our patent portfolio and laying the groundwork for new technology and product offerings; and 3) enhancing our research, development, and engineering resources as a direct result of customer and OEM requests for our assistance in overcoming field issues associated with Tier-4 engines.”

Kroger concluded, “Overall, we feel confident from the developments of 2011 and remain cautiously optimistic for continuing improvement in 2012.”

For further discussion relevant to the Company’s financial status, you can request a copy of the Company’s annual report on Form 10-K at (561) 547-9499 or go the Investors Relations section of the Company’s website at www.puradyn.com.  A copy is also available from the SEC website at www.sec.gov.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a responsible, cost-effective, and energy-conscious solution to the use of depleting resources of oil.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated
Consolidated Statements of Operations

	Year Ended December 31
	2011	2010

Net sales	$2,679,446	$3,106,492

Costs and expenses:
Cost of products sold	2,072,923	2,355,198
Salaries and wages	1,070,910	1,034,556
Selling and administrative	975,243	1,093,682
Total Operating Costs	4,119,075	4,483,436

Loss from operations	(1,439,629)	(1,376,944)

Other (expense) income:
Interest income	153	104
Interest expense	(172,366)	(163,258)
Other expense	—	(33,958)
Total other expense	(172,213)	(197,112)

Income taxes	—	—

Net loss	$(1,611,842)	$(1,574,056)

Basic and diluted loss per common share	$(.04)	$(.04)

Basic and diluted weighted average common shares Outstanding	46,547,333	44,865,168

See accompanying notes to consolidated financial statements in the Company’s 10-K.

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CONTACT:

Kathryn Morris

Director of Corporate Communications

(T) 561 547 9499, x 226

investor-relations@puradyn.com

http://www.puradyn.com